Exhibit 23.2

Guangdong Prouden CPAs GP

Ste.2201, Yuehai Financial Center, 21 Zhujiang

West Rd., Guangzhou, Guangdong

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement on Form S-1 of Exascale Labs Holdings Inc. of our report dated March 13, 2026, which includes an explanatory paragraph relating to D. Boral ARC Acquisition I Corp.’s ability to continue as a going concern, with respect to our audit of the financial statements of D. Boral ARC Acquisition I Corp. as of December 31, 2025 and for the period from March 20, 2025 (inception) through December 31, 2025 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

October 30, 2026